Registration No. 333-156250

As filed with the Securities and Exchange Commission on October 1, 2010

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Post-Effective Amendment No. 1 to
FORM S-8

 REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

SALARY.COM, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware (State or Other Jurisdiction of Incorporation or Organization)	04-3465241 (I.R.S. Employer Identification Number)

160 Gould Street Needham, Massachusetts	02494
(Address of Principal Executive Offices)	(Zip Code)

Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, amended and restated through December 10, 2008
Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan Dated March 10, 1998, amended and restated through December 10, 2008
Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, amended and restated through December 10, 2008
(Full title of the plans)

Donald F. Volk
President
Salary.com, Inc.
c/o Kenexa Corporation
650 East Swedesford Road
Wayne, Pennsylvania 19087
(Name and address of agent for service)

(610) 971-9171
(Telephone number, including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-156248) (the “Registration Statement”) of Salary.com, Inc., a Delaware corporation (the “Company”), filed with the Securities and Exchange Commission on December 17, 2008, pertaining to the registration of (i) 18,745 shares of common stock of the Company, par value $0.0001 per share (the “Shares”), issuable under the Genesys Software Systems, Inc. Incentive Stock Option Plan Dated November 16, 1990, amended and restated through December 10, 2008, (ii) 34,530 Shares issuable under the Genesys Software Systems, Inc. Directors and Consultants Stock Option Plan Dated November March 10, 1998, amended and restated through December 10, 2008, and (iii) 466,217 Shares issuable under the Genesys Software Systems, Inc. Stock Option Plan of November 17, 2000, amended and restated through December 10, 2008.

On October 1, 2010, Kenexa Corporation, a Pennsylvania corporation (“Kenexa”), completed its acquisition of all of the outstanding Shares, pursuant to an Agreement and Plan of Merger (the “Merger Agreement”), dated as of August 31, 2010, by and among Kenexa, Spirit Merger Sub, Inc., a Delaware corporation and wholly owned subsidiary of Kenexa (the “Purchaser”), and the Company.

Kenexa’s acquisition of the Company was structured as a two-step transaction, with a cash tender offer by the Purchaser for the Shares, at a price of $4.07 per Share, net to the seller in cash, without interest and less any applicable withholding taxes, upon the terms and subject to the conditions set forth in the Offer to Purchase, dated September 2, 2010 (the “Offer to Purchase”), attached as Exhibit (a)(1)(A) to the Tender Offer Statement on Schedule TO filed by Kenexa and the Purchaser with the Securities and Exchange Commission on September 2, 2010 (which together, with any amendments or supplements thereto, collectively constitute the “Schedule TO”), and the related Letter of Transmittal, attached as Exhibit (a)(1)(B) to the Schedule TO, followed by the merger of the Purchaser with and into the Company, with the Company surviving as a wholly owned subsidiary of Kenexa (the “Merger”). Pursuant to the terms of the Merger Agreement, each Share outstanding at the effective time of the Merger (other than Shares held by Kenexa, the Purchaser, the Company or any of their respective subsidiaries and Shares held by holders who properly exercise their appraisal rights under applicable Delaware law) was cancelled and converted into the right to receive $4.07 per Share, net to the holder in cash, without interest and less any applicable withholding taxes.

In connection with the closing of the Merger, the Company has terminated all of its offerings of securities pursuant to its existing registration statements, including the Registration Statement. In accordance with an undertaking made by the Company in the Registration Statement to remove from registration, by means of post-effective amendment, any of the securities registered which remain unsold at the termination of the offering, the Company hereby removes from registration the Shares registered but not sold under the Registration Statement as of the date of this Post-Effective Amendment No. 1.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this post- effective amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in Wayne, Pennsylvania, on October 1, 2010.

SALARY.COM, INC.
By: /s/ Donald F. Volk Donald F. Volk President and Director

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities indicated on the date indicated below:

POWER OF ATTORNEY AND SIGNATURES

We, the undersigned officers and directors of Salary.com, Inc. (the “Company”), hereby severally constitute and appoint Donald F. Volk our true and lawful attorney, with full power to him to sign for us and in our names in the capacities indicated below, any and all amendments to this Registration Statement, and all other documents in connection therewith to be filed with the Securities and Exchange Commission, and generally to do all things in our names and on our behalf in such capacities to enable the Company to comply with the provisions of the Securities Act of 1933, as amended, and all requirements of the Securities and Exchange Commission.

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature	Title	Date
/S/ Donald F. Volk Donald F. Volk	President and Director (Principal Executive Officer, Principal Financial Officer and Principal Accounting Officer)	October 1, 2010
/S/ Noruddin S. Karsan Noruddin S. Karsan	Director	October 1, 2010
/S/ Troy A. Kanter Troy A. Kanter	Director	October 1, 2010
/S/ Archie L. Jones Archie L. Jones	Vice President	October 1, 2010